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                                                                      EXHIBIT 11

                            FORRESTER RESEARCH, INC.

        STATEMENT REGARDING COMPUTATION OF PRO FORMA PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

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
                                                                                    SIX MONTHS
                                                                    YEAR ENDED        ENDED
                                                                   DECEMBER 31,      JUNE 30,
                                                                   ------------     ----------
                                                                       1995            1996
                                                                   ------------     ----------
Computation of income per common share:
     Pro forma net income........................................    1,288,266         748,038
                                                                    ==========      ==========
Shares:
     Weighted average shares outstanding.........................    6,000,000       6,000,000
                                                                    ==========      ==========
Add:
     Shares issuable from assumed exercise of options as
       determined by the application of the treasury stock
       method....................................................      291,299         291,299
                                                                    ==========      ==========
Pro forma weighted average common and common equivalent shares
  outstanding....................................................    6,291,299       6,291,299
                                                                    ==========      ==========
Pro forma net income per common share............................        $0.20           $0.12
                                                                    ==========      ==========
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